Exhibit 99.1

Central Garden & Pet Company Announces Record Fiscal Year 2021 Operating Results

Fiscal 2021 net sales increased 23% to $3.3 billion
Fiscal 2021 diluted EPS of $2.75 vs. $2.20 for fiscal 2020
Initial outlook for fiscal 2022 EPS of $3.10 or better

WALNUT CREEK, Calif.--(BUSINESS WIRE)--November 22, 2021--Central Garden & Pet Company (NASDAQ: CENT) (NASDAQ: CENTA) ("Central"), a market leader in the Garden and Pet industries, today announced results for its fourth quarter and fiscal year 2021 ended September 25, 2021.

“Central delivered another year of record results, thanks to the continued strength of the Garden and Pet industries and our teams' relentless execution as they adapt to the ever-changing dynamics of the pandemic. We made meaningful progress against our Central to Home strategy, investing in capabilities such as consumer insights, digital marketing and innovation, to drive our organic growth. Moreover, we added four acquisitions to the Central portfolio,” said Tim Cofer, CEO of Central Garden & Pet. “As we look to fiscal 2022, we expect to face continued inflationary pressures and supply chain disruption. However, I am confident in the dedication of our people and their ability to perform in this challenging environment.”

Fiscal 2021 Results

Net sales of $3.3 billion increased 23% from $2.7 billion in the prior year, driven by the Company's four recent acquisitions, Hopewell Nursery, Green Garden, DoMyOwn and D&D, as well as organic growth in both the Garden and Pet segments. Organic net sales increased 13%, with the most significant contributions coming from dog treats and chews, distribution, wild bird feed, small animal supplies and outdoor cushions.

Net sales for the Pet segment for fiscal 2021 increased 13% to $1.9 billion compared to $1.7 billion a year ago, and net sales for the Garden segment increased 38% to $1.4 billion compared to $1.0 billion in the prior year.

Despite significant inflationary headwinds and the impact of inventory-related purchase accounting, gross margin was largely in line with the prior year, decreasing 20 basis points to 29.4%. The Company was able to mostly offset these headwinds through a combination of pricing actions and gross productivity efforts as well as favorable product mix.

Operating income of $254 million increased 29% from $198 million in fiscal 2020. Operating margin increased 40 basis points to 7.7% compared to 7.3% a year ago, due to improved overhead leverage, despite rising logistics costs and heightened investment spending.

Other expense was $1.5 million compared to $4.3 million in the prior year. The difference was due primarily to impairment in fiscal 2020 on two minority investments impacted by the COVID-19 pandemic.

Net interest expense was $58 million compared to $40 million in the prior year. The increase was mainly due to incremental interest expense related to recognizing the impacts of the call premium, unamortized debt issuance cost and double interest on the debt retired during the first quarter of fiscal 2021 as well as higher debt outstanding.

Net income was $152 million, an increase of 26% compared to $121 million a year ago. Diluted earnings per share grew 25% to $2.75 compared to $2.20 in the prior year driven by strong operating results partially offset by a 1% increase in the number of shares outstanding and an increase in the Company's income tax rate, as compared to the prior year.

Adjusted EBITDA was $329 million, an increase of 30% compared to fiscal 2020.

The effective tax rate for the fiscal year was 21.6% compared to 21.0% in the prior year.

Fourth Quarter Fiscal 2021 Results

Net sales increased 9% to $739 million compared to $676 million in the fourth quarter of fiscal 2020, driven by the Company's four recent acquisitions, partially offset by an organic sales decline of 1%. The organic sales decline was principally due to unprecedented growth in net sales in the fourth quarter of fiscal 2020. On a two-year compound annualized growth rate basis, organic sales increased 11% in the fourth quarter.

Gross margin was largely in line with the prior year quarter, decreasing 20 basis points to 28.8%. The Company was able to mostly offset substantial inflationary cost pressure through a combination of aggressive pricing actions and gross productivity efforts as well as favorable product mix.

Operating income was $10 million compared to $25 million in the fourth quarter of fiscal 2020. Operating margin was 1.3%, a decrease of 240 basis points compared to 3.7% in the prior year quarter, primarily driven by increasing costs for key commodities, freight and labor as well as heightened strategic investment spending, partially offset by pricing actions and favorable product mix as well as improved overhead leverage.

Other expense was $1.9 million in the fourth quarter of fiscal 2021, compared to $35 thousand in the prior year quarter, mainly due to unfavorable minority investment activity.

Net interest expense was $14 million for the fourth quarter compared to $11 million in the prior-year period, primarily due to higher debt outstanding.

This resulted in a net loss of $3.0 million compared to net income of $14 million in the fourth quarter of fiscal 2020, and a loss per share of $0.06 compared to earnings per diluted share of $0.25 in the prior year quarter.

Adjusted EBITDA for the quarter was $32 million, down 23% from $41 million in the fourth quarter of fiscal 2020.

Pet Segment Fourth Quarter Fiscal 2021 Results

Fourth quarter net sales for the Pet segment increased 3% to $459 million. The most significant contributions to the segment's growth came from dog treats and chews, distribution, outdoor cushions and animal health. On a two-year compound annualized growth rate basis, sales increased 14% in the fourth quarter.

The Pet segment’s operating income was $32 million, compared to $36 million in the prior year quarter. Operating margin of 6.9% reflected a decrease of 110 basis points compared to 8.0% in the fourth quarter of fiscal 2020, primarily due to significant cost inflation across key commodities, freight and labor as well as heightened investment levels to build capacity and drive future growth, partially offset by pricing actions and favorable product mix.

Garden Segment Fourth Quarter Fiscal 2021 Results

Net sales for the Garden segment increased 21% to $280 million driven by a $78 million contribution from the Company's recent acquisitions. On an organic basis, net sales for the Garden segment declined 13%, as continued strength in wild bird feed was more than offset by softness across the rest of the Garden portfolio. On a two-year compound annualized growth rate basis, organic Garden segment sales increased 6% in the fourth quarter.

The Garden segment’s operating income was $1.1 million as compared to $14 million in the fourth quarter of fiscal 2020. Operating margin was 0.4%, down 570 basis points compared to 6.1% in the prior year quarter, primarily driven by significant cost inflation and investment which more than offset of pricing and productivity initiatives.

Additional Information

At September 25, 2021, the Company’s cash and cash equivalents was $426 million, compared to $653 million a year ago. Cash flow from operations for fiscal 2021 was $251 million, compared to $264 million in the prior year.

Total debt at September 25, 2021 was $1.2 billion compared to $700 million at September 26, 2020. The Company's leverage ratio, as defined in the Company's credit agreement, at the end of the quarter and the fiscal year was 3.0x compared to 2.2x in the prior year.

Outlook for Fiscal 2022

The Company currently projects fiscal 2022 GAAP EPS of $3.10 or better. The outlook includes the Company's anticipated investments in capacity expansion and automation at or slightly above fiscal 2021 levels, increased investments in brand building and eCommerce to drive sustainable growth, increasing costs for key commodities, freight and labor, muted consumer demand patterns following extraordinary demand spanning the last two fiscal years, as well as pricing actions across the Company's portfolio to help mitigate inflationary headwinds. The Company expects the impact of the headwinds to be more heavily front-half weighted.

Conference Call

The Company will host a conference call today at 4:30 p.m. Eastern Time | 1:30 p.m. Pacific Time to discuss its fourth quarter and fiscal year 2021 results. The conference call and related materials can be accessed on the Company's website, http://ir.central.com.

Alternatively, to listen to the call by telephone, dial (201) 689-8345 (domestic and international) using confirmation #13723027.

About Central Garden & Pet

Central Garden & Pet (NASDAQ: CENT) (NASDAQ: CENTA) understands that home is central to life and has proudly nurtured happy and healthy homes for over 40 years. With fiscal 2021 net sales of $3.3 billion, Central is on a mission to lead the future of the pet and garden industries. The Company’s innovative and trusted products are dedicated to helping lawns grow greener, gardens bloom bigger, pets live healthier and communities grow stronger. Central is home to a leading portfolio of more than 65 high-quality brands including Pennington, Nylabone, Kaytee, Amdro and Aqueon, strong manufacturing and distribution capabilities and a passionate, entrepreneurial growth culture. Central Garden & Pet is based in Walnut Creek, California and has over 7,000 employees across North America and Europe. For additional information about Central, please visit the Company’s website at www.central.com.

Safe Harbor Statement

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts, including expectations for increased investment levels to drive capacity expansion, brand building and eCommerce, increases in labor and freight cost as well as key commodities, price increases, in addition to resuming more normal levels of consumer activity and their impact on future growth, and earnings guidance for fiscal year 2022, are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. All forward-looking statements are based upon the Company’s current expectations and various assumptions. There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in this release including, but not limited to, the following factors:

  our ability to successfully manage the impact of COVID-19 on our business, including but not limited to, the impact on our workforce, operations, fill rates, supply chain, demand for our products and services, and our financial results and condition;
  the potential for future reductions in demand for product categories that benefited from the COVID-19 pandemic;
  the success of our Central to Home strategy;
  risks associated with our acquisition strategy, including our ability to successfully integrate acquisitions and the impact of purchase accounting on our financial results;
  inflation and other adverse macro-economic conditions;
  fluctuations in market prices for seeds and grains and other raw materials;
  fluctuations in energy prices, fuel and related petrochemical costs;
  our inability to pass through cost increases in a timely manner;
  supply chain delays and interruptions resulting in lost sales, reduced fill rates and service levels and delays in expanding capacity and automating processes;
  adverse weather conditions;
  seasonality and fluctuations in our operating results and cash flow;
  supply shortages in pet birds, small animals and fish;
  dependence on a small number of customers for a significant portion of our business;
  impacts of tariffs or a trade war;
  consolidation trends in the retail industry;
  declines in consumer spending during economic downturns;
  risks associated with new product introductions, including the risk that our new products will not produce sufficient sales to recoup our investment;
  competition in our industries;
  continuing implementation of an enterprise resource planning information technology system;
  potential environmental liabilities;
  risk associated with international sourcing;
  access to and cost of additional capital;
  potential goodwill or intangible asset impairment;
  our dependence upon our key executives and our ability to recruit employees generally;
  our inability to protect our trademarks and other proprietary rights;
  litigation and product liability claims;
  regulatory issues;
  the impact of product recalls;
  potential costs and risks associated with actual or potential cyber attacks;
  potential dilution from issuance of authorized shares;
  the voting power associated with our Class B stock; and
  the impact of new accounting regulations and the possibility our effective tax rate will increase as a result of future changes in the corporate tax rate or other tax law changes.

These risks and others are described in the Company’s Securities and Exchange Commission filings. The Company undertakes no obligation to publicly update these forward-looking statements to reflect new information, subsequent events or otherwise.

CENTRAL GARDEN & PET COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

ASSETS	September 25, 2021	September 26, 2020
Current assets:
Cash and cash equivalents	$426,422	$652,712
Restricted cash	13,100	13,685
Accounts receivable, net	385,384	391,773
Inventories, net	685,237	439,615
Prepaid expenses and other	33,514	27,498
Total current assets	1,543,657	1,525,283

Plant, property and equipment, net	328,571	244,667
Goodwill	369,391	289,955
Other intangible assets, net	134,431	134,924
Operating lease right-of-use assets	165,602	115,882
Other assets	575,028	28,653
Total	$3,116,680	$2,339,364

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$245,542	$205,234
Accrued expenses	234,965	201,436
Current lease liabilities	40,731	33,495
Current portion of long-term debt	1,081	97
Total current liabilities	522,319	440,262

Long-term debt	1,184,683	693,956
Long-term lease liabilities	130,125	86,516
Deferred income taxes and other long-term obligations	56,012	40,956

Equity:
Common stock	113	113
Class A common stock	423	419
Class B stock	16	16
Additional paid-in capital	576,446	566,883
Retained earnings	646,082	510,781
Accumulated other comprehensive loss	(831)	(1,409)
Total Central Garden & Pet shareholders’ equity	1,222,249	1,076,803
Noncontrolling interest	1,292	871
Total equity	1,223,541	1,077,674
Total	$3,116,680	$2,339,364

CENTRAL GARDEN & PET COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended		Fiscal Year Ended
	September 25, 2021	September 26, 2020	September 25, 2021	September 26, 2020
Net sales	$739,127	$675,969	$3,303,684	$2,695,509
Cost of goods sold and occupancy	526,356	479,854	2,332,783	1,898,951
Gross profit	212,771	196,115	970,901	796,558
Selling, general and administrative expenses	203,166	170,948	716,405	598,581
Operating income	9,605	25,167	254,496	197,977
Interest expense	(14,269)	(10,793)	(58,597)	(44,016)
Interest income	93	248	415	4,027
Other expense, net	(1,876)	(35)	(1,506)	(4,250)
Income (loss) before income taxes and noncontrolling interest	(6,447)	14,587	194,808	153,738
Income tax (benefit) expense	(3,225)	1,007	42,035	32,218
Net income (loss) including noncontrolling interest	(3,222)	13,580	152,773	121,520
Net income (loss) attributable to noncontrolling interest	(215)	(9)	1,027	844
Net income (loss) attributable to Central Garden & Pet Company	$(3,007)	$13,589	$151,746	$120,676

Net income (loss) per share attributable to Central Garden & Pet Company:
Basic	$(0.06)	$0.25	$2.81	$2.23
Diluted	$(0.06)	$0.25	$2.75	$2.20

Weighted average shares used in the computation of net income per share:
Basic	53,926	53,619	53,914	54,008
Diluted	53,926	54,515	55,248	54,738

CENTRAL GARDEN & PET COMPANY
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Fiscal Year Ended
	September 25, 2021	September 26, 2020	September 28, 2019
	(in thousands)
Cash flows from operating activities:
Net income	$152,773	$121,520	$92,647
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	74,727	55,359	50,828
Amortization of deferred financing costs	2,208	1,873	1,832
Non-cash lease expense	41,044	35,025	—
Stock-based compensation	23,127	18,982	14,662
Debt extinguishment costs	8,577	—	—
Loss on sale of business	2,611	—	—
Deferred income taxes	(14,744)	(6,615)	6,659
(Gain) loss on disposal of property, plant and equipment	(256)	1,171	730
Asset impairments	—	3,566	—
Other	4,716	4,675	(570)
Changes in assets and liabilities (excluding businesses acquired):
Receivables	69,135	(91,470)	1,485
Inventories	(132,170)	27,351	(3,696)
Prepaid expenses and other assets	13,370	4,683	(2,643)
Accounts payable	24,583	52,047	30,473
Accrued expenses	6,734	72,278	12,261
Other long-term obligations	14,731	(83)	306
Operating lease liabilities	(40,322)	(36,089)	—
Net cash provided by operating activities	250,844	264,273	204,974
Cash flows from investing activities:
Additions to property, plant and equipment	(80,333)	(43,055)	(31,577)
Businesses acquired, net of cash acquired	(820,453)	—	(41,161)
Proceeds from sale of business	2,400	—	—
Payments for investments	(500)	(4,439)	(2,010)
Other investing activities	(473)	(612)	(1,515)
Net cash used in investing activities	(899,359)	(48,106)	(76,263)
Cash flows from financing activities:
Repayments on revolving line of credit	(858,000)	(200,000)	—
Borrowings on revolving line of credit	858,000	200,000	—
Premium paid on extinguishment of debt	(6,124)	—	—
Repayments of long-term debt	(430,401)	(113)	(46,193)
Issuance of long-term debt	900,000	—	—
Repurchase of common stock, including shares surrendered for tax withholding	(27,892)	(59,129)	(62,974)
Payments of contingent consideration	(373)	(227)	(170)
Distribution to noncontrolling interest	(606)	(143)	(76)
Payment of financing costs	(14,129)	(948)	(1,352)
Net cash provided by (used in) financing activities	420,475	(60,560)	(110,765)
Effect of exchange rate changes on cash and equivalents	1,165	89	(250)
Net (decrease) increase in cash, cash equivalents and restricted cash	(226,875)	155,696	17,696
Cash, cash equivalents and restricted cash at beginning of year	666,397	510,701	493,005
Cash, cash equivalents and restricted cash at end of year	$439,522	$666,397	$510,701
Supplemental information:
Cash paid for interest	$42,762	$43,892	$42,702
Cash paid for income taxes – net of refunds	70,831	25,537	14,958
Non-cash investing and financing activities:
Capital expenditures incurred but not paid	6,150	6,260	2,630
Liability for contingent performance based payments	610	227	(685)
Shares of common stock repurchased but not settled	2112	—	458
Operating lease right of use assets recognized at ASC 842 transition	—	111,298	—
Operating lease liabilities recognized at ASC 842 transition	—	115,376	—
Operating lease right of use assets recognized after ASC 842 transition	90,799	39,605	—

Use of Non-GAAP Financial Measures

We report our financial results in accordance with accounting principles generally accepted in the United States (GAAP). However, to supplement the financial results prepared in accordance with GAAP, we use non-GAAP financial measures including adjusted EBITDA, organic sales; and non-GAAP net income and diluted net income per share.

Management believes these non-GAAP financial measures that exclude the impact of specific items (described below) may be useful to investors in their assessment of our ongoing operating performance and provide additional meaningful comparisons between current results and results in prior operating periods.

Adjusted EBITDA is defined by us as income before income tax, net other expense, net interest expense and depreciation and amortization (or operating income plus depreciation and amortization expense). We present adjusted EBITDA because we believe that adjusted EBITDA is a useful supplemental measure in evaluating the cash flows and performance of our business and provides greater transparency into our results of operations. Adjusted EBITDA is used by our management to perform such evaluation. Adjusted EBITDA should not be considered in isolation or as a substitute for cash flow from operations, income from operations or other income statement measures prepared in accordance with GAAP. We believe that adjusted EBITDA is frequently used by investors, securities analysts and other interested parties in their evaluation of companies, many of which present adjusted EBITDA when reporting their results. Other companies may calculate adjusted EBITDA differently and it may not be comparable.

We have also provided organic net sales, a non-GAAP measure that excludes the impact of businesses purchased or exited in the prior 12 months, because we believe it permits investors to better understand the performance of our historical business without the impact of recent acquisitions or dispositions.

The reconciliations of these non-GAAP measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are shown in the tables below. We believe that the non-GAAP financial measures provide useful information to investors and other users of our financial statements, by allowing for greater transparency in the review of our financial and operating performance. Management also uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating our performance, and we believe these measures similarly may be useful to investors in evaluating our financial and operating performance and the trends in our business from management's point of view. While our management believes that non-GAAP measurements are useful supplemental information, such adjusted results are not intended to replace our GAAP financial results and should be read in conjunction with those GAAP results. Management does not attempt to provide reconciliations of forward-looking non-GAAP EPS guidance to projected GAAP EPS guidance because the combined impact and timing of recognition of these potential charges or gains is inherent uncertain and difficult to predict and is unavailable without unreasonable efforts. In addition, the Company believes such reconciliations would imply a degree of precision and certainty that could be confusing to investors. Such items could have a substantial impact on GAAP measures of financial performance.

Non-GAAP financial measures reflect adjustments based on the following items:

  Incremental expenses from note redemption and issuance: we have excluded the impact of the incremental expenses incurred from the note redemption and issuance as they represent an infrequent transaction that occurs in limited circumstances that impacts the comparability between operating periods. We believe the adjustment of these expenses supplements the GAAP information with a measure that may be used to assess the sustainability of our operating performance.
  Loss on sale of business: we have excluded the impact of the loss on the sale of a business as it represents an infrequent transaction that occurs in limited circumstances that impacts the comparability between operating periods. We believe the adjustment of this loss supplements the GAAP information with a measure that may be used to assess the sustainability of our operating performance.

From time to time in the future, there may be other items that we may exclude if we believe that doing so is consistent with the goal of providing useful information to investors and management.

The non-GAAP adjustments made reflect the following:

(1) During the first quarter of fiscal 2021, we issued $500 aggregate principal amount of 4.125% senior notes due October 2030. We used a portion of the proceeds to redeem all of our outstanding 6.125% senior notes due 2023. As a result of our redemption of the 2023 Notes, we incurred incremental expenses of approximately $10.0 million, comprised of a call premium payment of $6.1 million, overlapping interest expense of approximately $1.4 million and a $2.5 million non-cash charge for the write-off of unamortized financing costs in interest expense. These amounts are included in interest expense in the condensed consolidated statements of operations.

(2) During the first quarter of fiscal 2021, we recognized a loss of $2.6 million, included in selling, general and administrative expense in the consolidated statement of operations, from the sale of our Breeder's Choice business unit after concluding it was not a strategic business for our Pet segment.

(3) During the third quarter of fiscal 2020, we recorded a non-cash impairment charge for two private company investments. The impairment was recorded as part of other (expense) income.

		GAAP to Non-GAAP Reconciliation For the Fiscal Year Ended
		(in thousands, except per share amounts
Net Income and Diluted Net Income Per Share Reconciliation		September 25, 2021	September 26, 2020
GAAP net income attributable to Central Garden & Pet Company		$151,746	$120,676
Incremental expenses from note redemption and issuance	(1)	9,952	—
Loss on sale of business	(2)	2,611	—
Investment Impairments	(3)	—	3,566
Tax effect of incremental expenses, loss on sale and impairment		(2,711)	(747)
Non-GAAP net income attributable to Central Garden & Pet Company		$161,598	$123,495
GAAP diluted net income per share		$2.75	$2.20
Non-GAAP diluted net income per share		$2.92	$2.26
Shares used in GAAP and non-GAAP diluted net earnings per share calculation		55,248	54,738

Organic Net Sales Reconciliation

We have provided organic net sales, a non-GAAP measure that excludes the impact of recent acquisitions and dispositions, because we believe it permits investors to better understand the performance of our historical business. We define organic net sales as net sales from our historical business derived by excluding the net sales from businesses acquired or exited in the preceding 12 months. After an acquired business has been part of our consolidated results for 12 months, the change in net sales thereafter is considered part of the increase or decrease in organic net sales.

CONSOLIDATED	GAAP to Non-GAAP Reconciliation For the Fiscal Year Ended September 25, 2021
	Net sales (GAAP)	Effect of acquisitions & divestiture on increase in net sales	Net sales organic
	(in millions)
Reported net sales FY 2021	$3,303.7	$291.8	$3,011.9
Reported net sales FY 2020	2,695.5	18.9	2,676.6
$ increase	$608.2	$272.9	$335.3
% increase	22.6%		12.5%

PET	GAAP to Non-GAAP Reconciliation For the Fiscal Year Ended September 25, 2021
	Net sales (GAAP)	Effect of acquisitions & divestitures on increase in net sales	Net sales organic
	(in millions)
Reported net sales FY 2021	$1,894.9	$—	$1,894.9
Reported net sales FY 2020	1,678.0	18.9	1,659.1
$ increase	$216.9	$(18.9)	$235.8
% increase	12.9%		14.2%
GARDEN	GAAP to Non-GAAP Reconciliation For the Fiscal Year Ended September 25, 2021
	Net sales (GAAP)	Effect of acquisitions & divestitures on increase in net sales	Net sales organic
	(in millions)
Reported net sales FY 2021	$1,408.8	$291.8	$1,117.0
Reported net sales FY 2020	1,017.5	—	1,017.5
$ increase	$391.3	$291.8	$99.5
% increase	38.5%		9.8%
CONSOLIDATED	GAAP to Non-GAAP Reconciliation For the Quarter Ended September 25, 2021
	Net sales (GAAP)	Effect of acquisitions & divestiture on increase in net sales	Net sales organic
	(in millions)
Reported net sales Q4 2021	$739.1	$78.4	$660.7
Reported net sales Q4 2020	676.0	5.5	670.5
$ increase	$63.1	$72.9	$(9.8)
% increase	9.3%		(1.5)%
PET	GAAP to Non-GAAP Reconciliation For the Quarter Ended September 25, 2021
	Net sales (GAAP)	Effect of acquisitions & divestitures on increase in net sales	Net sales organic
	(in millions)
Reported net sales Q4 2021	$458.7	$—	$458.7
Reported net sales Q4 2020	444.3	5.5	438.8
$ increase	$14.4	$(5.5)	$19.9
% increase	3.2%		4.5%
GARDEN	GAAP to Non-GAAP Reconciliation For the Quarter Ended September 25, 2021
	Net sales (GAAP)	Effect of acquisitions & divestitures on increase in net sales	Net sales organic
	(in millions)
Reported net sales Q4 2021	$280.4	$78.4	$202.0
Reported net sales Q4 2020	231.7	—	231.7
$ increase	$48.7	$78.4	$(29.7)
% increase	21.0%		(12.8)%

Adjusted EBITDA Reconciliation

The following is a reconciliation of net income to adjusted EBITDA:

	GAAP to non-GAAP Reconciliation Fiscal Year Ended September 25, 2021
	(in thousands)
Adjusted EBITDA Reconciliation	Total	Garden	Pet	Corp
Net income attributable to Central Garden & Pet	$151,746	—	—	—
Interest expense, net	58,182	—	—	—
Other expense	1,506	—	—	—
Income tax expense	42,035	—	—	—
Net income attributable to noncontrolling interest	1,027	—	—	—
Sum of items below operating income	102,750	—	—	—
Income (loss) from operations	254,496	138,755	208,201	(92,460)
Depreciation & amortization	74,727	33,050	36,952	4,725
Adjusted EBITDA	$329,223	$171,805	$245,153	$(87,735)
	GAAP to non-GAAP Reconciliation Fiscal Year Ended September 26, 2020
	(in thousands)
Adjusted EBITDA Reconciliation	Total	Garden	Pet	Corp
Net income attributable to Central Garden & Pet	$120,676	—	—	—
Interest expense, net	39,989	—	—	—
Other income	4,250	—	—	—
Income tax expense	32,218	—	—	—
Net loss attributable to noncontrolling interest	844	—	—	—
Sum of items below operating income	77,301	—	—	—
Income (loss) from operations	197,977	115,413	171,369	(88,805)
Depreciation & amortization	55,359	10,590	38,116	6,653
Adjusted EBITDA	$253,336	$126,003	$209,485	$(82,152)

	GAAP to non-GAAP Reconciliation Quarter Ended September 25, 2021
	(in thousands)
Adjusted EBITDA Reconciliation	Total	Garden	Pet	Corp

Net income attributable to Central Garden & Pet	$(3,007)	—	—	—
Interest expense, net	14,176	—	—	—
Other expense	1,876	—	—	—
Income tax expense	(3,225)	—	—	—
Net loss attributable to noncontrolling interest	(215)	—	—	—
Sum of items below operating income	12,612	—	—	—
Income (loss) from operations	9,605	1,105	31,597	(23,097)
Depreciation & amortization	21,968	10,800	10,025	1,143
Adjusted EBITDA	$31,573	$11,905	$41,622	$(21,954)

	GAAP to non-GAAP Reconciliation Quarter Ended September 26, 2020
	(in thousands)
Adjusted EBITDA Reconciliation	Total	Garden	Pet	Corp
Net income attributable to Central Garden & Pet	$13,589	—	—	—
Interest expense, net	10,545	—	—	—
Other income	35	—	—	—
Income tax expense	1,007	—	—	—
Net loss attributable to noncontrolling interest	(9)	—	—	—
Sum of items below operating income	11,578	—	—	—
Income (loss) from operations	25,167	14,194	35,550	(24,577)
Depreciation & amortization	15,761	2,619	10,625	2,517
Adjusted EBITDA	$40,928	$16,813	$46,175	$(22,060)

Contacts

Investor Relations Contact:
Friederike Edelmann
VP of Investor Relations
(925) 412 6726